Exhibit 99.1

Tio Tech A Announces Pricing of $300 Million Initial Public Offering

April 7, 2021 - BERLIN—Tio Tech A (the “Company”) announced the pricing on April 7, 2021 of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and to trade under the ticker symbol “TIOAU” beginning on April 8, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “TIOA” and “TIOAW,” respectively. The offering is expected to close on April 12, 2021, subject to customary closing conditions.

Tio Tech A is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and is led by Dominik Richter, the Company’s Chairman, Roman Kirsch, the Company’s Chief Executive Officer, and Spyro Korsanos, the Company’s Chief Financial Officer with Fuse Venture Partners as affiliate investment advisor. The team also includes independent directors Manuel Stotz, Jonathan Teklu and Jeronimo Folgueira.

Deutsche Bank Securities Inc. is acting as sole bookrunner of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Prospectus Group, Email: prospectus.CPDG@db.com.

Cautionary Note Concerning Forward-Looking Statements This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, https://www.sec.gov/. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.